CONSENT OF INDEPENDENT AUDITORS
We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-203855 of the Variable Annuity-8 Series Account of Great-West Life & Annuity Insurance Company of New York on Form N-4 of our report dated March 31, 2015 on the financial statements Great-West Life & Annuity Insurance Company of New York (which expresses an unqualified opinion and includes an emphasis-of-matter paragraph referring to the financial statements which have been prepared from separate records maintained by the Company and may not necessarily be indicative of conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated company) appearing in the Statement of Additional Information, which is part of the Registration Statement.
We also consent to the reference to us as experts under the heading “Independent Auditors” in such Prospectus and in the Statement of Additional Information.
/s/ DELOITTE & TOUCHE LLP
Denver, Colorado
November 13, 2015